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As filed pursuant to Rule 424(b)(5)
Registration No. 333-071778

         PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 2001)

General Electric Company

$5,000,000,000
5% Notes due 2013

Issue price: 99.626%

        We will pay interest on the notes semiannually on February 1 and August 1 of each year, beginning August 1, 2003. The notes will mature on February 1, 2013. We may not redeem the notes prior to maturity.

        The notes will be unsecured obligations and rank equally with our other unsecured debt securities that are not subordinated obligations. The notes will be issued in registered form in denominations of $1,000.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price(1)	99.626%	$4,981,300,000
Underwriting Discounts	.425%	$21,250,000
Proceeds to General Electric Company (before expenses)	99.201%	$4,960,050,000

(1)
Plus accrued interest from January 28, 2003, if settlement occurs after that date.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg or the Euroclear System, as the case may be, on or about January 28, 2003.

Joint Bookrunners
Lehman Brothers	Morgan Stanley	Salomon Smith Barney
Senior Co-Managers
Banc of America Securities LLC	Credit Suisse First Boston	Deutsche Bank Securities
Goldman, Sachs & Co.	JPMorgan	Merrill Lynch & Co.
UBS Warburg
Co-Managers
Banc One Capital Markets, Inc.	Barclays Capital	Blaylock & Partners, L.P.
BNP PARIBAS	Dresdner Kleinwort Wasserstein	Guzman & Company
HSBC	Loop Capital Markets	Ormes Capital Markets, Inc.
Utendahl Capital Partners, L.P.	The Williams Capital Group, L.P.

The date of this prospectus supplement is January 23, 2003.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

        References in this prospectus supplement to GE, we, us and our are to General Electric Company, unless otherwise noted.

TABLE OF CONTENTS
Prospectus Supplement

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WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus supplement the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus supplement:

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  Annual Report on Form 10-K for the year ended December 31, 2001;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

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  Current Reports on Form 8-K dated March 21, 2002, September 17, 2002 and November 21, 2002.

        You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

  General Electric Company
  3135 Easton Turnpike
  Fairfield, Connecticut 06828
  Attn: Investor Communications
  (203) 373-2211

THE COMPANY

        GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

        GE's products include: major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

        GE's services include: product services; electrical product supply houses; and electrical apparatus installation, engineering, repair and rebuilding services. Through its affiliate, the National Broadcasting Company, Inc. (NBC), GE delivers network television services, operates television stations, and provides broadcast, cable, internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc. (GECS), GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services and specialty insurance and reinsurance.

RECENT EARNINGS

        General Electric Company's unaudited consolidated revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings for the year ended December 31, 2002 were $131.7 billion, $18.9 billion, $15.1 billion and $14.1 billion, respectively. These results, which are subject to audit completion, compared with the following respective audited amounts for the year 2001: $125.9 billion, $19.7 billion, $14.1 billion and $13.7 billion. Factors affecting earnings in 2002 included record years by Power Systems, NBC, Commercial Finance, Consumer Finance and Medical Systems, sound performances by Aircraft Engines and Aviation Services in a very challenging business environment, much higher underwriting losses at Employers Reinsurance Corporation (ERC), and difficult years at Plastics and Lighting. With regard to accounting changes, in the first quarter of 2002, GE recorded a non-cash transition charge to earnings of $1.0 billion for impairment of goodwill as required for the adoption of Statement of Financial Accounting Standards No. 142. In the first quarter of 2001, GE recorded a one time non-cash transition charge of $0.4 billion as required for the adoption of Statement of Financial Accounting Standards No. 133 and Emerging Issues Task Force Issue 99-20, which provided new accounting rules for derivatives and other financial instruments.

        Unaudited consolidated fourth quarter 2002 revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings were $35.4 billion, $3.0 billion, $3.1 billion and $3.1 billion, respectively. These results, which are also subject to audit completion, compared with the following respective unaudited amounts for the fourth quarter of 2001: $34.0 billion, $5.3 billion, $3.9 billion and $3.9 billion. Fourth quarter 2002 earnings reflect charges of $1.4 billion for adverse development at ERC, a $0.5 billion gain from NBC's exchange of certain assets for the cable network Bravo and $0.3 billion of restructuring and other charges, all on an after-tax basis.

USE OF PROCEEDS

        The net proceeds from the sale of the notes will be used for general corporate purposes, which will include paying down our maturing commercial paper notes which were issued at year-end 2002 to make equity infusions into certain of our subsidiaries. At January 23, 2003, our commercial paper notes had interest rates ranging between 1.15% and 1.26%.

RATIO OF EARNINGS TO FIXED CHARGES

        As mentioned in Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus supplement, our consolidated financial statements represent the adding together of all affiliates—companies we directly or indirectly control. Results of associated companies—generally companies that are 20% to 50% owned and over which we, directly or indirectly, have significant influence—are included in the financial statements on a "one-line" basis. Financial data and related measurements are presented in the following categories:

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  GE. This represents the adding together of all affiliates, other than GECS.

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  GECS. This affiliate owns all of the common stock of General Electric Capital Corporation (GE Capital) and GE Global Insurance Holdings Corporation (GE Global Insurance), the parent of ERC. GE Capital, GE Global Insurance and their respective affiliates are consolidated with GECS and constitute its business.

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  Consolidated. This represents the adding together of GE and GECS.

        The effects of transactions among related companies within and between each of the above groups are eliminated. Transactions between GE and GECS are not material.

        The following table contains our ratios of earnings to fixed charges for the periods indicated.

GE except GECS

Nine months ended September 30, 2002	Year ended December 31,
	2001	2000	1999	1998	1997
20.49x	15.06x	13.98x	11.78x	10.07x	9.44x

        In the above calculations, earnings for all periods consist of earnings before income taxes, minority interest and cumulative effect of changes in accounting principles of GE and its consolidated affiliates. To determine the ratio, such consolidated earnings are adjusted to remove undistributed earnings of GECS and its consolidated affiliates after income taxes for each year. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates (except GECS and its consolidated affiliates) during the period for interest and other financial charges and an amount representative of the interest factor in rentals (for this purpose, the interest factor assumed to be one-third of rental expense). Fixed charges consist of all interest and financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group, except GECS and its consolidated affiliates.

GE and consolidated affiliates

Nine months ended September 30, 2002	Year ended December 31,
	2001	2000	1999	1998	1997
2.98x	2.68x	2.48x	2.46x	2.31x	2.27x

        These ratios are calculated substantially on the same basis as "GE except GECS" set forth above, the principal difference being that earnings before taxes, minority interest and cumulative effect of changes in accounting principles, as well as fixed charges, include pre-tax earnings and fixed charges of GECS and its consolidated affiliates.

DESCRIPTION OF NOTES

        The following description of the particular terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities in the accompanying prospectus.

        The notes will be issued under an indenture, to be dated as of January 1, 2003, between us and The Bank of New York, as trustee. The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes are unsecured, will mature on February 1, 2013 and will rank equally with all our other unsecured and unsubordinated indebtedness.

        The notes will bear interest from January 28, 2003 at the annual rate stated on the cover of this prospectus supplement. Interest will accrue from January 28, 2003 or from the most recent interest payment date to which interest has been paid. Interest on the notes is payable on February 1 and August 1 of each year, commencing August 1, 2003, to the person in whose name the notes are registered at the close of business on the January 15 and July 15, as the case may be, immediately preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months. If any payment date for notes is not a business day, we will make the payment on the next business day, but we will not be liable for any additional interest as a result of the delay in payment. By business day, we mean any day which is not a day when banking institutions in New York City and the place of payment are authorized or required by law or regulation to be closed.

        We may issue additional notes of the same series with substantially the same terms in the future, without obtaining the consent of any holders of these notes.

Defeasance and Covenant Defeasance

        The provisions in the indenture allowing us to be discharged from our obligations under the indenture as a whole, a "legal defeasance", or to avoid complying with its restrictive covenants, a "covenant defeasance", will apply to the notes. See "Description of Debt Securities—Defeasance and Discharge" and "Description of Debt Securities—Covenant Defeasance" on pages 10 and 11, respectively, of the accompanying prospectus for a description of the terms of any defeasance of this kind. In order to accomplish legal defeasance or covenant defeasance:

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  We must deposit in trust for the benefit of all direct holders of notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the notes on their various due dates.

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  We must deliver to the trustee a legal opinion of our counsel confirming, in the case of legal defeasance, that we received from or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and in the case of legal or covenant defeasance that, under then current U.S. law we may make the above deposit without causing you to recognize income, gain or loss for Federal income tax purposes or to be taxed on the notes any differently than if we did not make the deposit and just made the payments on the notes ourselves.

Global Notes

        Upon issuance, the notes will be represented by one or more global notes deposited with The Depository Trust Company as the depositary for the notes and registered in the name of DTC's nominee. See "Description of Debt Securities—Global Notes, Delivery and Form" in the accompanying prospectus for additional information about DTC and procedures applicable to the global notes.

        Global notes may not be transferred except as a whole among the depositary and its nominees and successors. In any of the cases below, a global note is exchangeable for the definitive notes in registered form, bearing interest at the same rate, having the same date of issuance, maturity and other terms and of differing denominations aggregating a like amount, only if:

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  the depositary is at any time unwilling or unable to continue as depositary for that global note, or if at any time the depositary ceases to be registered or in good standing under the Securities Exchange Act of 1934, or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, or

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  we in our sole discretion determine that such global note will be exchangeable for definitive notes in registered form.

        If issued, the definitive notes will be registered in the names of the owners of the beneficial interests in the global notes as provided by the depositary's participants. Except as described above, global notes are not exchangeable, except for global notes of like denomination to be registered in the name of the depositary or its nominee.

        So long as the depositary for any global note, or its nominee, is the registered owner of the global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the global note for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the indenture and the notes. Except as provided above, owners of beneficial interest in any global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of notes for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. The laws of some states require that some types of purchasers of securities take physical delivery of the securities in definitive form. The limits and laws described in this paragraph may impair the ability to transfer beneficial interests in the global notes.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any global note desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Book-Entry System

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC ("DTC Participants"). Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the global notes will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        DTC has advised us and the underwriters that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator was launched on December 31, 2000, and replaced Morgan Guaranty Trust Company of New York as the operator of and banker to the Euroclear system.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to each series of notes held beneficially thorugh Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

The Trustee, Paying Agent and Security Registrar

        The Bank of New York will be the trustee, paying agent and security registrar with respect to the notes and maintains a banking relationship with us.

UNITED STATES TAX CONSIDERATIONS

        The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes. Except as discussed under "Non-U.S. Holders" and "Information Reporting and Backup Withholding", the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securites or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a "straddle," conversion or other integrated transaction, tax-exempt organization, certain former citizens and residents or a person whose "functional currency" is not the U.S. dollar.

        This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

        You should consult your tax adviser about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

        Payments or accruals of stated interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale and Retirement of Notes

        Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing market discount, and will decrease by the amount of any amortized premium on the note. (The rules for determining these amounts are discussed below.) When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under "Payments or Accruals of Interest") and your tax basis in the note.

        Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Premium

        If you purchase a note at a cost greater than the note's stated principal amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

        If you purchase a note at a price that is lower than the note's stated principal amount by 0.25% or more of the stated principal amount multiplied by the number of remaining whole years to maturity, the note will be considered to bear "market discount" in an amount equal to such difference in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of all or a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method.

        You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service.

Non-U.S. Holders

        If you are a non-resident alien individual or a foreign corporation (a "non-U.S. holder"), the interest income that you derive in respect of the notes generally will be exempt from United States federal withholding tax. This exemption will apply to you provided that

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  you do not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and you are not a controlled foreign corporation that is related, directly or indirectly to us through stock ownership, and

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  the beneficial owner provides a statement (generally, an Internal Revenue Service Form W-8BEN) signed under penalties of perjury that includes its name and address and certifies that it is a non-U.S. person in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. person).

        If you are a non-U.S. holder, any gain you realize on a sale, exchange or other disposition of notes generally will be exempt from United States federal income tax, including withholding tax. This exemption will not apply to you if your gain is effectively connected with your conduct of a trade or business in the United States or you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and either your gain is attributable to an office or other fixed place of business that you maintain in the United States or you have a tax home in the United States.

        United States Federal estate tax will not apply to a note held by you if at the time of death you were not a citizen or resident of the United States, you did not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and payments of interest on the note would not have been effectively connected with the conduct by you of a trade or business in the United States.

        For purposes of applying the rules set forth under this heading "Non-U.S. Holders" to a note held by an entity that is treated as fiscally transparent (for example, a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

Information Reporting and Backup Withholding

        Persons making payments on the notes must file information returns with the Internal Revenue Service in connection with payments made to certain U.S. holders. If you are a U.S. holder, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the payor. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these requirements. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Lehman Brothers Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below.

        Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount
Lehman Brothers Inc.	$1,487,500,000
Morgan Stanley & Co. Incorporated	1,487,500,000
Salomon Smith Barney Inc.	1,487,500,000
Banc of America Securities LLC	37,500,000
Credit Suisse First Boston LLC	37,500,000
Deutsche Bank Securities Inc.	37,500,000
Goldman, Sachs & Co.	37,500,000
J.P. Morgan Securities Inc.	37,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,500,000
UBS Warburg LLC	37,500,000
Banc One Capital Markets, Inc.	25,000,000
Barclays Capital Inc.	25,000,000
Blaylock & Partners, L.P.	25,000,000
BNP Paribas Securities Corp.	25,000,000
Dresdner Kleinwort Wasserstein Securities LLC	25,000,000
Guzman & Company	25,000,000
HSBC Securities (USA) Inc.	25,000,000
Loop Capital Markets	25,000,000
Ormes Capital Markets, Inc.	25,000,000
Utendahl Capital Partners, L.P.	25,000,000
The Williams Capital Group, L.P.	25,000,000

Total	$5,000,000,000

        The underwriters initially propose to offer the notes directly to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to .30% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to .25% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. One or more of the underwriters have advised us that they intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We do not know how liquid the trading market for the notes will be.

        We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect of these liabilities.

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  •
  Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a syndicate covering transaction or stabilizing purchase.

        Any of these transactions may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our out-of-pocket expenses for this offering will be approximately $150,000.

        One or more of the underwriters or their affiliates engage in transactions with and perform services, including commercial and investment banking and hedging services, for us and our affiliates in the ordinary course of business, for which they receive customary compensation.

LEGAL MATTERS

        Robert E. Healing, corporate counsel of GE, and Dewey Ballantine LLP, New York, New York will issue opinions for us regarding the validity of the notes. Cleary, Gottlieb, Steen & Hamilton, New York, New York will issue an opinion regarding the "United States Tax Considerations" section of this prospectus supplement. The underwriters will be advised about the validity of the notes and other legal matters by their counsel, Davis Polk & Wardwell, New York, New York. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of the common stock of GE.

EXPERTS

        KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001. GE's Current Report on Form 8-K dated September 17, 2002 includes these financial statements and the auditor's report. The audit report covering the December 31, 2001 consolidated financial statements refers to changes in the method of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets. This prospectus supplement incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

PROSPECTUS

$5,000,000,000

General Electric Company

Debt Securities
Warrants to Purchase Debt Securities
Guarantees
Common Stock Reserved for Issuance upon Conversion or Exchange of Debt Securities

        General Electric Company may offer from time to time:

  •
  senior or subordinated, unsecured debt securities,

  •
  warrants to purchase any of the debt securities,

  •
  senior or subordinated, unsecured guarantees, and

  •
  common stock reserved for issuance upon conversion or exchange of debt securities.

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "GE."

        The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06431. Our telephone number is 203-373-2211.

        These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

November 1, 2001

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a U.S. dollar amount that does not exceed $5,000,000,000. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus and a prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

        References in this prospectus to GE, we, us and our are to General Electric Company.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York City and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information we file with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

  •
  Annual Report on Form 10-K for the year ended December 31, 2000;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

  •
  Current Report on Form 8-K dated October 2, 2001.

        You may request a copy of these documents at no cost to you by writing or telephoning us at the following address:

        General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431
Attn: Investor Communications
(203) 373-2211

THE COMPANY

        GE is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

        GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

        GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc. ("GECS"), GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, specialty insurance and reinsurance, and satellite communications.

RATIO OF EARNINGS TO FIXED CHARGES

        As mentioned in Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus, our consolidated financial statements represent the adding together of all affiliates—companies we directly or indirectly control. Results of associated companies—generally companies that are 20% to 50% owned and over which we, directly or indirectly, have significant influence—are included in the financial statements on a "one-line" basis. Financial data and related measurements are presented in the following categories:

  •
  GE. This represents the adding together of all affiliates, other than GECS.

  •
  GECS. This affiliate owns all of the common stock of General Electric Capital Corporation (GE Capital) and GE Global Insurance Holding Corporation (GE Global Insurance), the parent of Employers Reinsurance Corporation. GE Capital, GE Global Insurance and their respective affiliates are consolidated with GECS and constitute its business.

  •
  Consolidated. This represents the adding together of GE and GECS.

        The effects of transactions among related companies within and between each of the above groups are eliminated. Transactions between GE and GECS are not material.

        The following table contains our ratios of earnings to fixed charges for the periods indicated.

GE except GECS

Six months ended June 30, 2001
	Year ended December 31,
	2000	1999	1998	1997	1996
16.50x	13.98x	11.78x	10.07x	9.44x	10.96x

General Electric Company and consolidated affiliates

Six months ended June 30, 2001
	Year ended December 31,
	2000	1999	1998	1997	1996
2.63x	2.48x	2.46x	2.31x	2.27x	2.32x

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital and capital expenditures.

DESCRIPTION OF DEBT SECURITIES

General

        The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement.

        The debt securities offered by this prospectus will be unsecured obligations of GE and will be either senior or subordinated debt. We will issue the debt securities under one of two separate indentures between us and The Bank of New York (the "Trustee"). Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series or establish additional terms for such series of debt securities. None of the indentures limits the amount of debt securities or other unsecured debt which we may issue.

        Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

        In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement.

        A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

  •
  the designation or title, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

  •
  whether the debt securities will be senior or subordinated debt;

  •
  the price(s) at which debt securities will be issued;

  •
  whether such debt securities will be issued pursuant to a medium term notes program;

  •
  the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

  •
  the date or dates on which the debt securities will mature and any right to extend such date or dates;

  •
  the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the US dollar equivalent for purposes of determining outstanding debt securities of a series;

  •
  the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of such rate or rates;

  •
  the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

  •
  any mandatory or optional sinking fund or analogous provisions;

  •
  the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

  •
  the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company's securities or property or settled for the cash value of securities issued by us or a third party and the terms for any such conversion or exchange or settlement;

  •
  the exchanges, if any, on which the debt securities may be listed;

  •
  any special provisions for the payment of additional amounts with respect to the debt securities;

  •
  whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

  •
  each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

  •
  any right to defer payments of interest by extending the interest payment periods and the duration of such extensions

  •
  the trustee under the indenture pursuant to which the debt securities are to be issued;

  •
  whether the debt securities will be subject to defeasance or covenant defeasance; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

        The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of GE. The subordinated debt securities will be unsecured and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein) of GE. See "Subordination" below.

        Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any Federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

        Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of GE. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

        Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

        Neither GE nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

        If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Notes, Delivery and Form

        Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this Prospectus, "Global Note" refers to the Global Note or Global Notes representing an entire issue of debt securities.

        Except as set forth below, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

        The Depository has advised us as follows:

  •
  The Depository is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York banking law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code;

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  •
  the Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

  •
  The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

  •
  Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  •
  Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

  •
  Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through, records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

        So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

        Neither GE, the Trustee, any paying agent nor any registrar of the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

        Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

        As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

  •
  if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days,

  •
  if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Modification of the Indentures

        In general, our rights and obligations and the rights of the holders under the indentures may be modified if the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, we cannot

  •
  make any adverse change to any payment terms of a debt security such as:

  •
  extending the maturity date or dates

  •
  extending the date on which we have to pay interest or make a sinking fund payment, other than deferrals of the payments of interest during any extension period as described in any applicable prospectus supplement

  •
  reducing the interest rate

    •
    reducing the amount of principal we have to repay

    •
    changing the currency in which we have to make any payment of principal, premium or interest

    •
    modifying any redemption or repurchase right to the detriment of the holder

    •
    impairing any right of a holder to bring suit for payment

  •
  reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default

  •
  waive any past payment default

  •
  make any change to Section 9.02.

        However, if we and the Trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

        In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities.

Consolidation, Merger and Sale

        GE shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the trustee, the payment of the principal of and premium, if any, and interest on all the debt securities and the performance of every covenant of the indenture on the part of GE to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) GE has delivered to the trustee an officers' certificate and opinion of counsel, each stating that such transaction complies with the provisions of the indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

Events of Default

        Each indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

  •
  default in any payment of principal or premium, if any, on any debt security of such series when due;

  •
  default for 30 days in payment of any interest, if any, on any debt security of such series (subject to the deferral of any due date in the case of an extension period);

  •
  default in the making or satisfaction of any sinking fund payment or analogous obligation for 30 days on the debt securities of such series;

  •
  default for 90 days after written notice, as provided in the indenture, to GE in performance of any other covenant in respect of the debt securities of such series contained in such indenture;

  •
  certain events in bankruptcy, insolvency or reorganization; or

  •
  any other event of default provided with respect to debt securities of a series.

        An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each Indenture provides that the Trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the Trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series or in the making of any sinking fund instalment or analogous obligation with respect to such series.

        Each indenture provides that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the principal amount (or in the case of discounted debt securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgement or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate outstanding principal amount of the debt securities of that series may, under certain circumstances, annul and rescind such acceleration. The holders of a majority in principal amount of such debt securities then outstanding may also waive on behalf of all holders of that series past defaults with respect to a particular series of debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of such series, or the payment of any sinking fund instalment or analogous obligation on the debt securities of such series.

        Other than the duties of a trustee during a default, the Trustee is not obligated to exercise any of its rights or powers under each indenture at the request, order or direction of any holders of debt securities of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. Subject to such indemnification provision, each indenture provides that the holders of a majority in principal amount of the debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such Trustee with respect to the debt securities of such series. However, the trustee may decline to act if it has not been offered reasonable indemnity or if it determines that the proceedings so directed would be illegal or involve it in any personal liability.

Conversion and Exchange Rights

        The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance and Discharge

        The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

        Each indenture provides that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid:

  •
  We must deposit in trust for the benefit of all direct holders of debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

  •
  We must deliver to the trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

        In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective.

        However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

  •
  to register the transfer and exchange of debt securities;

  •
  to replace mutilated, destroyed, lost or stolen debt securities;

  •
  to maintain paying agencies; and

  •
  to hold money for payment in trust.

Covenant Defeasance

        The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. If we do so choose, we will say so in the prospectus supplement.

        The indentures provide that if we choose to have the covenant defeasance provision applied to any debt securities, we need not comply with the covenants in the indentures, including under "Consolidation, Merger and Sale" and, in the case of the subordinated note indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any Event of Default provisions relating to any restrictive covenants. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

        In order to exercise the covenant defeasance option, we must put into place the same deposit in trust and opinion delivery arrangements as discussed above under "Defeasance and Discharge".

Highly Leveraged Transaction

        The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

Subordination

        Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

  •
  liquidation;

  •
  dissolution;

  •
  winding-up;

  •
  reorganization;

  •
  assignment for the benefit of creditors;

  •
  marshaling of assets or any bankruptcy;

  •
  insolvency; or

  •
  debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of GE,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

        Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

        No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

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  there has occurred and is continuing a default in any payment with respect to Senior Debt;

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  there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof; or

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  any judicial proceeding is pending with respect to any such default or event of default with respect to any Senior Debt.

        "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

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  every obligation of such person for money borrowed;

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  every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

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  every reimbursement of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

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  every obligation of such person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

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  every capital lease obligation of such person; and

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  every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise.

        "Senior Debt" means the principal of, and any premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to GE, whether or not such claim for post-petition interest is allowed in such proceeding, on Debt of GE, whether incurred on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.

        The indentures will place no limitation on the amount of additional Senior Debt that may be incurred by GE.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

Concerning the Trustee

        GE has had and may continue to have commercial and investment banking relationships with The Bank of New York in the ordinary course of business.

DESCRIPTION OF WARRANTS

        We may issue warrants, in one or more series, for the purchase of debt securities. Warrants may be issued independently or together with our debt securities and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state. A form of warrant agreement will be filed as an exhibit to the Registration Statement.

        The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a debtholder and is not entitled to any payments on any debt securities issuable upon exercise of the warrants.

        A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities will describe the terms of those warrants, including:

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  the title and the aggregate number of warrants;

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  the debt securities for which each warrant is exercisable;

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  the date or dates on which the right to exercise such warrants commence and expire;

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  the price or prices at which such warrants are exercisable;

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  the currency or currencies in which such warrants are exercisable;

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  the periods during which and places at which such warrants are exercisable;

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  the terms of any mandatory or optional call provisions;

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  the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

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  the identity of the warrant agent; and

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  the exchanges, if any, on which such warrants may be listed.

        You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF GUARANTEES

        Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

        A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

        We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

DESCRIPTION OF COMMON STOCK

        We may issue shares of our common stock, par value $.06 per share, upon conversion or exchange of debt securities. The following description of our common stock is a summary and is subject to the provisions of our certificate of incorporation, our by-laws and the relevant provisions of the law of New York.

        We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $.06 per share. As of June 30, 2001, we had outstanding approximately 9,934,846,000 shares of our common stock.

        Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

        Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

        The Bank of New York is the transfer agent and registrar for the GE common stock.

        We are also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series, but have not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

ERISA MATTERS

        GE has subsidiaries that provide services to many employee benefit plans. GE and any direct or indirect subsidiary of GE may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), with respect to many employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan as to which GE or any direct or indirect subsidiary of GE is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity to which such provisions of ERISA or the Code apply proposing to acquire the offered securities should consult with its legal counsel.

PLAN OF DISTRIBUTION

        We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

By Agents

        If we sell securities through agents designated by us, unless indicated in the prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

By Underwriters or Dealers

        If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement if any of the securities are purchased. The underwriter may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

        If we use dealers in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may resell the securities at varying prices determined at the time of resale.

By Us

        If we sell securities directly, no agents or underwriters will be involved.

General Information

        Underwriters, dealers, agents or direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions that we pay to them and any profit on their resale of the offered securities may be treated as underwriting discounts and commissions under the Act.

        We may have agreements with the underwriters, dealers and agents who participate in the sale of offered securities to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

        We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities which will be paid for and delivered on a future date specified in the prospectus supplement. The obligations of any purchasers under this delayed delivery and payment arrangements will not be subject to any conditions except that the purchase at delivery must not be prohibited under the laws of any jurisdiction in the United States to which the institution is subject.

LEGAL MATTERS

        Unless otherwise specified in the prospectus supplement accompanying this prospectus, Robert E. Healing, corporate counsel of GE and Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 will provide opinions for us regarding the validity of the securities. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of common stock of GE. Any underwriters will be advised about the validity of the securities and other legal matters by their own counsel.

EXPERTS

        KPMG LLP, independent certified public accountants, audited our consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000. GE's annual report on Form 10-K for the year ended December 31, 2000 includes these financial statements and the auditor's report. This prospectus incorporates the financial statements and report by reference, relying on the authority of KPMG LLP as experts in accounting and auditing.

$5,000,000,000

General Electric Company

5% Notes due 2013

PROSPECTUS SUPPLEMENT

January 23, 2003

Joint Bookrunners

Lehman Brothers
Morgan Stanley
Salomon Smith Barney

Senior Co-Managers

Banc of America Securities LLC
Credit Suisse First Boston
Deutsche Bank Securities
Goldman, Sachs & Co.
JPMorgan
Merrill Lynch & Co.
UBS Warburg

Co-Managers

Banc One Capital Markets, Inc.
Barclays Capital
Blaylock & Partners, L.P.
BNP PARIBAS
Dresdner Kleinwort Wasserstein
Guzman & Company
HSBC
Loop Capital Markets
Ormes Capital Markets, Inc.
Utendahl Capital Partners, L.P.
The Williams Capital Group, L.P.

QuickLinks

WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
RECENT EARNINGS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
GE except GECS
DESCRIPTION OF NOTES
UNITED STATES TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
GE except GECS
General Electric Company and consolidated affiliates
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
DESCRIPTION OF GUARANTEES
DESCRIPTION OF COMMON STOCK
ERISA MATTERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS